EXHIBIT 10.23

Summary of Min Fang Building Lease Contract, Effective October 10, 2002, Between Shanghai Minghong Economic Development Co., Ltd. and Ji Da Information (Shanghai) Co., Ltd.

Lessor (Party A): Shanghai Minghong Economic Development Co., Ltd.

Lessee (party B): Ji Da Information (Shanghai) Co., Ltd.

Date of Signing

October 10, 2002

Property Description

Location: Floor 11 (whole floor), Min Fang Building, Fuxing Zhong Lu No. 593

Square footage: 1384 m2 in architectural area

Type: office space

Term of Lease

Effective Period: from October 10, 2002 to October 9, 2004

Extension: Party A and Party B may reach the extension of the agreement only at 2 months before the expiration.

Rental Use

Office use

Rent Amount

RMB 99,244 Yuan per month in total.

Major Obligations of Either Party

Party A shall:

1.	be responsible for the maintenance of building

2.	agree to divide part area of the customary area (whole floor) to Party A to register the new company

Party B shall:

1.	be liable for the payment of relevant fees and deposit under the terms and conditions of this contract;

2.	reasonably use and protect the leased object and its affiliated establishments;

3.	get written approval from Party A for sublease and transfer or exchange of the renting house.

Termination Events

1.	The contract will be terminated as the following events occur (the parties will not take the mutual responsibilities):

(1)	The ground-using right in the house occupying space is taken back in according with the law;

(2)	The house shall be lawfully confiscated because of the public benefit or the need of city construction;

(3)	The house is damaged, destroyed, or judged as dangerous;

(4)	Party A has notified Party B that the house has been mortgaged before the lease and is under current disposition.

2.	One party notifies the other party to cancel the contract, the breaching Party shall pay the liquidated damages:

(1)	Party A does not give back the house on time, and still does not give back the house within 10 days after Party B presses for it;

(2)	The house Party A gives back does not accord with the agreement, such that it cannot carry out the lease intention; or the Party A’s returning house has a bug which is dangerous to Party B’s safety;

(3)	Party B changed the house purpose, not getting the written agreement of Party A, which brings damage to the house;

(4)	The house’s main body structure is destroyed because of Party B;

(5)	Party B subleases, transfers and exchanges the house with others, not notifying the Party A and getting Party A’s agreement;

(6)	Party B doesn’t pay the rent and exceeds the time limit for such payment by one month;

(7)	Party B doesn’t pay the water, electricity, coal, correspondence fee, etc. and exceeds the time limit for such payments by one month.

Security deposit and other refundable or non- refundable payment

1.	Deposit: RMB 198,488 Yuan (former deposit RMB 181,860 Yuan can be taken as part of the deposit).

2.	Management fees: RMB 41,520 Yuan per month in total.

3.	Other fees for water, electricity, telephone and communication (if applicable).

Dispute Resolution

The parties have agreed to present all their disputes to Shanghai Arbitration Committee.